Exhibit 99.1

Renren Announces Proposed Name Change to Moatable, Inc.

PHOENIX, June 8, 2023 /PRNewswire/ -- Renren Inc. (NYSE: RENN) ("Renren" or the "Company") announced today that it will change its name to Moatable, Inc., which is anticipated to become effective on June 22, 2023.

Over the course of 5~7 years, Renren sold off its SNS business, divested its used car business, and shifted its business focus to a vertical SaaS model serving BtB customers.  The Company’s rebranding reflects its business model’s change from B2C internet to vertical B2B SaaS.

“The Moatable brand better represents who we are today, where we are going, and how we get there,” said Joseph Chen, Chairman and CEO of the Company. “Moatable reflects our desire to continue incubating, acquiring, and operating high-growth SaaS businesses with competitive moats and the ability to scale.”

“We intend for our portfolio companies to be “moatable” meaning they have competitive moats – or safeguards – such as technology, network effects, entry and exit barriers, first mover advantage, and economies of scale,” added Chris Palmer, CFO. “The new branding embodies our focus on building great businesses and reflects our ongoing efforts to create long-term value for our stakeholders through innovation, efficiency, and a growth mindset.”

The existing ticker symbol RENN will be retired on June 22, 2023, with the Company thereafter traded under MTBL. To learn more, visit www.moatable.com or contact ir@moatable.com.

About Renren Inc.

Renren Inc. incubates, acquires, and builds category-leading vertical industry SaaS businesses. The Company currently majority holds several U.S.-based SaaS businesses including Chime Technologies, Inc. (www.chime.me)m an all-in-one CRM and sales acceleration platform designed to help real estate professionals close more deals faster, and Trucker Path, Inc.  (www.truckerpath.com), a suite of applications and dispatch services commercial truck drivers use to plan trips, navigate, and operate their business, both vertical SaaS businesses serving segments for industries with multi-million participants. American depositary shares, each currently representing 45 Class A ordinary shares of the Company, are traded on the New York Stock Exchange under the ticker symbol RENN.

Forward-Looking Statements

This announcement contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Statements that are not historical facts, including statements about Renren's beliefs and expectations, including statements on making investments and operating businesses that generate long-term returns for investors, and expectations for future growth and innovation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Renren's goals and strategies; Renren's future business development, financial condition and results of operations; Renren's expectations regarding demand for and market acceptance of its services; Renren's plans to enhance user experience, infrastructure and service offerings. Further information regarding these and other risks is included in our annual report on Form 10-K for the year ended December 31, 2022 and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Renren does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Investor Relations
Renren Inc.
Email: ir@renren-inc.com